Exhibit 10.36-2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED ABSENT REGISTRATION THEREUNDER OR AN APPLICABLE EXEMPTION THEREFROM.

MAGNITUDE INFORMATION SYSTEMS, INC.
CONVERTIBLE REVOLVING PROMISSORY NOTE

$1,000,000	June 4, 2009

Magnitude Information Systems, Inc., a Delaware corporation (the “Company”), for value received hereby promises to pay to Discover Advisory Company (the “Lender”), the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) or so much thereof as may be from time to time owed by the Company to the Lender, to be computed on the outstanding principal balance at the rate of ten (10%) percent, per annum, due and payable on Demand (the “Maturity Date”), in such coin or currency of the United States of America. The Company hereby authorizes the Lender to endorse on Exhibit A annexed hereto and made a part hereof, all advances made to the Company under this Note and which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all advances made under this Note, provided, however, that the failure to make such endorsement notation with respect to any advances or payments shall not otherwise affect the obligations of the Company under this Note. The indebtedness reflected in this Note includes the outstanding principal balances and accrued interest under four (4) promissory notes previously made by the Company and delivered to the Lender, all dated March 31, 2009, and reflecting loans made on (1) December 23, 2008 in the original principal amount of $100,000, (2) January 7, 2009 in the original principal amount of $150,000, (3) January 27, 2009 in the original principal amount of $200,000, and (4) February 20, 2009 in the original principal amount of $150,000 (the “Old Notes”); This Note, in addition to its provisions that include other Lender loan amounts to and other indebtedness of the Company, is intended to replace the Old Notes. This Note is secured by a certain Stock Pledge Agreement of even date herewith (the “Stock Pledge Agreement”), all of whose terms and provisions are hereby incorporated in this Note by reference.

Subject to the conversion limitations set forth herein, the Holder may, in its sole and absolute discretion, convert at any time part or all of the outstanding principal balance and accrued interest under this Note into restricted shares of the Common Stock of the Company at a conversion rate of one (1) share of common stock for $0.01, provided, however, that in no event shall the Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (A) the number of shares of Common Stock beneficially owned by the Lender and its affiliates and (B) the number of shares of Common Stock issuable upon the conversion of the portion of this Note to which this provision is being applied, would result in beneficial ownership by the Lender and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder.

Events of Default

If any of the events specified in this Section 1 shall occur (“Events of Default”), the Holder of this Note may, so long as such condition has not been cured, declare the entire outstanding principal balance of this Note immediately due and payable:

(a)	default in the due and punctual payment of the principal and accrued interest due under this Note on the Maturity Date; or

(b)
a decree or order by a court shall have been entered adjudging the Company a bankrupt or insolvent, or appointing a receiver or trustee for the affairs or assets of the Company, and such decree or order shall have remained in force undischarged for a period of 60 days; or

(c)
the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of any such petition or to the appointment of a receiver or trustee or shall make an assignment for the benefit of creditors; or

(d)	default under any material term or provision of the Stock Pledge Agreement.

2.	Waiver, Etc.

The Company hereby waives any requirement of notice, presentment or demand for payment; in the event the Holder is required to institute any proceedings to collect any sums due under this Note, the Company agrees to pay all of Holder’s reasonable attorney’s fees and expenses incurred for such purposes.

3.	Security.

The Company has previously granted to the Lender a first security interest in the One Hundred Sixty outstanding common shares of Kiwibox Media, Inc., represented by Certificate No. 6 and representing all of the issued and outstanding securities of Kiwibox Media, Inc. (the “Kiwibox Shares”)  The Company has delivered possession of the Certificate representing the Kiwibox Shares to the Lender; the Company hereby grants and declares that the first security interest in the Shares granted to the Lender under the terms of the Old Notes shall continue without interruption and is reconfirmed under the terms of this Note and pursuant to the Stock Pledge Agreement.

4.
Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Venue for any action pursuant hereto shall be in appropriate state or federal court in New York.

MAGNITUDE INFORMATION SYSTEMS, INC.

BY:
Rudolf Hauke (President/CEO)

EXHIBIT A

DATE	AMOUNT	UNPAID PRINCIPAL BALANCE	SIGNATURE
OF ADVANCE	OF ADVANCE		OF LENDER

December 23, 2008	$100,000	$100,000
January 7, 2009	$150,000	$150,000
January 27, 2009	$200,000	$200,000
February 20, 2009	$150,000	$150,000
April 16, 2009	$50,000	$50,000
May 5, 2009	$60,000	$60,000
May 12, 2009	$60,000	$60,000
June 4, 2009	$80,000	$80’000